Exhibit 99.1

CHRYSLER GROUP REPORTS FULL-YEAR 2012 NET INCOME OF $1.7 BILLION

FULL-YEAR MODIFIED OPERATING PROFIT TOTALED $2.9 BILLION, UP 47 PERCENT,

AND FREE CASH FLOW WAS $2.2 BILLION

•	Chrysler Group LLC’s full-year 2012 net income improved more than eight-fold to $1.7 billion, from $183 million a year ago

•	Net revenue for the year was $65.8 billion, up 20 percent from $55.0 billion a year ago; fourth-quarter revenue was up 13 percent to $17.2 billion

•	Modified Operating Profit(b) improved to $2.9 billion for the year, up 47 percent from the prior year; fourth-quarter Modified Operating Profit was up 40 percent to $711 million

•	Cash(d) at year’s end was $11.6 billion compared with $9.6 billion a year ago and $11.9 billion at Sept. 30, 2012; Free Cash Flow(e) for the year was $2.2 billion compared with $1.9 billion a year ago

•	Net Industrial Debt(f) was $1.0 billion at Dec. 31, 2012, an improvement of $1.9 billion from a year ago

•	Worldwide vehicle shipments were 2.4 million for the year, up 20 percent from 2.0 million a year ago; fourth-quarter shipments were 613,000

•	Worldwide vehicle sales for the full year 2012 totaled 2.2 million, up 18 percent from a year ago; fourth-quarter sales were 533,000

•	U.S. market share was 11.2 percent for the full year, up from 10.5 percent market share in 2011; market share in Canada was 14.2 percent for the year

•

The new 2013 Ram 1500 has been named “2013 North American Truck/Utility of the Year,” 2013 Motor Trend’s “Truck of the Year,” “Truck of Texas,” AOL Autos “Truck Of The Year,” and Detroit Free Press “Truck of the Year”

AUBURN HILLS, Mich., Jan. 30, 2013 – Chrysler Group LLC today reported preliminary net income of $1.7 billion for the full year 2012, up from net income of $183 million a year ago, exceeding the guidance provided earlier in the year. Full-year 2011 Adjusted Net Income(a) was $734 million, after adjusting for the $551 million loss on extinguishment of debt recognized in the second quarter of 2011.

“While we are pleased to have achieved strong financial results in 2012, the enterprise we are crafting is not complete,” Chrysler Group LLC Chairman and CEO Sergio Marchionne said. “The goals we’ve set for the year ahead reflect a common desire by everyone from leadership to the shop floor to succeed and sustain the power of the house we are building. Our aim is meaningful, but it is not complicated, and only a preoccupation with quality can achieve it. We pause for a moment to enjoy our accomplishments, but we will not stop. Our continued achievement relies upon maintaining a humble spirit and an intense focus on the integrity of our work. And so we press on.”

CHRYSLER GROUP LLC

($Mils)

	Q4 2012	Q4 2011	Q4 2012 B/(W) Q4 2011	FY 2012	FY 2011	FY 2012 B/(W) FY 2011
Net Revenue	17,152	15,129	2,023	65,784	54,981	10,803

Modified Operating Profit	711	508	203	2,912	1,975	937

Modified EBITDA	1,337	1,171	166	5,450	4,754	696

Net Income	378	225	153	1,668	183	1,485
Add: Loss on Extinguishment of Debt	—	—	—	—	551	(551)

Adjusted Net Income	378	225	153	1,668	734	934

Cash	11,614	9,601	2,013

Note – Refer to the Non-U.S. GAAP Financial Information and Other Items section of this release for information regarding non-GAAP financial measures

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For the fourth quarter, net income was $378 million on revenue of $17.2 billion, up 68 percent from $225 million a year earlier. For the year, the Company reported revenue of $65.8 billion, an increase of 20 percent from a year ago, primarily due to higher vehicle shipments.

Modified Operating Profit was $2.9 billion for the year, or 4.4 percent of revenue, up 47 percent from $2.0 billion reported in the prior year. The increase resulted from continuing strong sales and pricing, partially offset by an increase in the proportion of sales from passenger cars, including the Dodge Dart and Fiat 500, versus trucks and SUVs; increased research-and-development costs for future models; and increased spending on advertising. Modified Operating Profit for the quarter was $711 million, a 40 percent increase from the same period last year.

Modified EBITDA(c) was $5.5 billion for the year, or 8.3 percent of net revenue, an increase of 15 percent from the prior year. For the fourth quarter, Modified EBITDA was $1.3 billion.

Interest expense for 2012 totaled $1.1 billion, compared with $1.2 billion in 2011, including non-cash interest accretion of $119 million and $170 million in each year, respectively. For the fourth quarter, interest expense was $266 million, including $28 million of non-cash interest accretion.

Cash at Dec. 31, 2012, was $11.6 billion compared with $11.9 billion at Sept. 30, 2012, and $9.6 billion as of Dec. 31, 2011. Total available liquidity as of Dec. 31, 2012, was $12.9 billion, including $1.3 billion available under a revolving credit facility. Free Cash Flow was a positive $2.2 billion for the year 2012, as compared with $1.9 billion a year ago. Fourth-quarter 2012 Free Cash Flow was a negative $280 million reflective of normal fourth-quarter seasonality.

Gross Industrial Debt(f) at Dec. 31, 2012, was $12.6 billion, consistent with Sept. 30, 2012, and slightly higher than the $12.5 billion at Dec. 31, 2011. Net Industrial Debt was $1.0 billion at year’s end, slightly higher than the $0.7 billion at Sept. 30, 2012, and well below the $2.9 billion at Dec. 31, 2011.

Worldwide vehicle shipments for the year were 2.4 million, achieving our full-year target. The year-end total marked an increase of 20 percent from year-end 2011, when the Company shipped 2.0 million vehicles. For the fourth quarter, worldwide vehicle shipments were 613,000, up 13 percent from the same period a year ago.

Worldwide vehicle sales were 2.2 million for the year, up 18 percent from the 1.9 million vehicles sold in 2011. The increase was driven by a 21 percent increase in the Company’s total U.S. sales. Worldwide vehicle sales were 533,000 for the quarter, up from 479,000 in the same period a year ago. Chrysler Group’s December 2012 U.S. sales marked the 33rd consecutive month of year-over-year sales gains. This upward trend reflects improvements in our product portfolio, culminating in a 41 percent year-over-year increase in U.S. passenger car sales versus the prior year. Chrysler Group’s U.S. market share for the year was 11.2 percent compared with 10.5 percent in the prior year; market share in Canada was 14.2 percent for the year.

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U.S. dealers’ days’ supply of inventory at the end of 2012 was 73 days, compared with 65 days at the end of September 2012, and 64 days at the end of December 2011, primarily driven by deliveries of the newly launched Dodge Dart and 2013 Ram 1500 pickup.

For the year, international vehicle sales (outside North America) increased 41 percent from 2011, to 277,000, including 67,000 vehicles manufactured by Chrysler Group and sold by Fiat as Lancia and Fiat branded vehicles.

2013 Guidance

The targets for 2013 are as follows:

•	Worldwide vehicle shipments of ~2.6-2.7 million

•	Net revenue of ~$72-75 billion

•	Modified Operating Profit of ~$3.8 billion

•	Net income of ~$2.2 billion

•	Free Cash Flow of ≥$1 billion

Significant Corporate Events in the Fourth Quarter of 2012 and subsequent

Nov. 14: The Human Rights Campaign named Chrysler Group one of 252 leading employers to achieve a perfect score on the group’s 2013 Corporate Equality Index

Nov. 15: Chrysler Group announced that it will invest nearly $240 million to increase engine capacity and will add approximately 1,250 new jobs at three of its Michigan plants: Mack 1 Engine Plant, Trenton North Engine Plant and Warren Truck Assembly Plant

Nov. 29: Chrysler Group said it would pay the second half of the $3,500 ratification bonus on Dec. 21, 2012, to its eligible UAW-represented employees, waiving the financial threshold outlined in the collective bargaining agreement that otherwise would not have been paid until the first quarter of 2013 at the earliest

Dec. 17: The Michigan Hispanic Chamber of Commerce has named Chrysler Group “Corporation of the Year” for 2012, citing the Company’s outstanding commitment to supplier diversity and, particularly, the inclusion of Hispanic-owned businesses in its supply base

Jan. 9, 2013: Chrysler Group announced that it had received a demand from the UAW Retiree Medical Benefits Trust (VEBA) pursuant to the Shareholder Agreement, seeking registration of approximately 16.6 percent of Chrysler Group’s outstanding equity interests currently owned by VEBA

Product News

•

The new 2013 Ram 1500 pickup was named “2013 North American Truck/Utility of the Year,” 2013 Motor Trend’s “Truck of the Year,” “Truck of Texas,” AOL Autos “Truck of the Year,” and Detroit Free Press “Truck of the Year”

•	Five Chrysler Group models received the 2013 Consumer Guide® Automotive ‘Best Buy’ Award: Dodge Grand Caravan, Journey and Durango; Chrysler Town & Country; and Ram 1500 pickup

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•	Twelve Chrysler Group models made the Insurance Institute for Highway Safety’s (IIHS) annual list of “Top Safety Picks”

•	New Jeep Wrangler Unlimited Moab Edition won the respected “Four Wheeler of the Year” award from Four Wheeler magazine editors

•	Maxim Magazine named the 2012 Chrysler 300 SRT8 the “Best Budget Bentley” and the 2013 Dodge Dart Rallye the “Best Italian Car Disguised as a U.S. Family Compact” in its RPM Awards

•	Auto123.com named the 2013 Jeep Grand Cherokee the “Midsize Utility of the Year” and the 2013 Dodge Charger “Full-Size Car of the Year”

•	The Fiat 500 took home the “Hot Hatch of the Year” in the CultureMap Auto Awards

•	Men’s Journal deemed the 2013 Dodge Durango “MJ Approved”

•	Ruedas ESPN named the 2013 Dodge Dart “Best Sedan” in its 2012 Ruedas ESPN Awards

•	Made in the USA Foundation bestowed its Hall of Fame Award for Economy Cars to the 2013 Dodge Dart

•	The Hispanic Motor Press Awards recognized the 2013 Dodge Dart for Compact Car, the 2013 SRT Viper for American Muscle Car and the 2013 Ram 1500 for Pickup Truck

•	Popular Mechanics’ “2013 Automotive Excellence Awards” went to the 2013 Ram 1500 in the Hauling Category and to the 2013 SRT Viper in the Design Category

Additional Information

The Company will present its preliminary fourth-quarter and year-end 2012 financial results during an analyst webcast and conference call at 8:00 a.m. Eastern Standard Time on Jan. 30, 2013, at www.chryslergroupllc.com. A recording of the call will be posted on the same Chrysler Group website approximately 90 minutes after the conclusion of the call.

The Company intends to publish financial statements for the year ended Dec. 31, 2012, prepared in accordance with U.S. Generally Accepted Accounting Principles (U.S. GAAP), in March 2013, when it files its Annual Report on Form 10-K with the U.S. Securities and Exchange Commission (SEC).

Effective May 24, 2011, and in accordance with International Financial Reporting Standards (IFRS), Fiat S.p.A. was required to consolidate Chrysler Group’s IFRS financial results in its consolidated financial statements. Certain preliminary Chrysler Group financial results prepared in accordance with IFRS will be included in the Fiat S.p.A. 2012 year-end financial earnings press release, which will be available on the Investor Relations tab of the Fiat S.p.A. website on Jan. 30, 2013, and discussed in the Fiat S.p.A. analyst conference call, which will take place on Jan. 30, 2013 (http://www.fiatspa.com/en-US/investor_relations/investors/Pages/investors.aspx).

Non-U.S. GAAP Financial Information and Other Items

(a)

Adjusted Net Income (Loss) is defined as net income (loss) excluding the impact of infrequent charges, which includes losses on extinguishment of debt. The reconciliation of net income to Adjusted Net Income, Modified Operating Profit (defined below) and Modified EBITDA (defined below) for the three and twelve months ended Dec. 31, 2012, and 2011, is detailed in Table 1 of the attachment to the press release.

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(b)

Modified Operating Profit (Loss) is computed starting with net income (loss) and then adjusting the amount to (i) add back income tax expense and exclude income tax benefits, (ii) add back net interest expense (excluding interest expense related to financing activities associated with a vehicle lease portfolio the Company refers to as Gold Key Lease), (iii) add back (exclude) all pension, other postretirement benefit obligations (OPEB) and other employee benefit costs (gains) other than service costs, (iv) add back restructuring expense and exclude restructuring income, (v) add back other financial expense, (vi) add back losses and exclude gains due to cumulative change in accounting principles, and (vii) add back certain other costs, charges and expenses, which include the charges factored into the calculation of Adjusted Net Income (Loss). The reconciliation of net income to Adjusted Net Income, Modified Operating Profit and Modified EBITDA (defined below) for the three and twelve months ended Dec. 31, 2012, and 2011, is detailed in Table 1 of the attachment to the press release.

(c)

Modified EBITDA is computed starting with net income (loss) adjusted to Modified Operating Profit (Loss) as described above, and then add back depreciation and amortization expense (excluding depreciation and amortization expense for vehicles held for lease). The reconciliation of net income to Adjusted Net Income, Modified Operating Profit and Modified EBITDA for the three and twelve months ended Dec. 31, 2012, and 2011, is detailed in Table 1 of the attachment to the press release.

(d)	Cash is defined as cash and cash equivalents.

(e)

Free Cash Flow is defined as cash flows from operating and investing activities, excluding any debt-related investing activities, adjusted for financing activities related to Gold Key Lease. A reconciliation of net cash provided by (used in) operating and investing activities to Free Cash Flow for the three and twelve months ended Dec. 31, 2012, and 2011, is detailed in Table 2 of the attachment to the press release.

(f)

A reconciliation of financial liabilities to Gross Industrial Debt and Net Industrial Debt at Dec. 31, 2012, Sept. 30, 2012, and Dec. 31, 2011, is detailed in Table 3 of the attachment to the press release.

Forward-Looking Statements

This document contains forward-looking statements that reflect management’s current views with respect to future events. The words “anticipate,” “assume,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should” and similar expressions identify forward-looking statements. Such statements are subject to risks and uncertainties, including, but not limited to: the effective implementation of the Chrysler Group LLC 2010 – 2014 Business Plan outlined on Nov. 4, 2009, and subsequent updates, including successful vehicle launches; industry SAAR levels; continued economic weakness, especially in North America, including continued high unemployment levels and limited availability of affordably priced financing for our dealers and consumers; introduction of competing products and competitive pressures which may limit our ability to reduce sales incentives; supply disruptions resulting from natural disasters and other events impacting our supply chain; and our ability to realize benefits from our industrial alliance with Fiat, particularly in light of the economic crisis currently affecting several European countries. In addition, any projections or targets on future financial

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performance are based on the assumption that the Company maintains its status as a partnership for U.S. federal and state income tax purposes and do not consider the impact of a potential conversion into a corporation. If any of these or other risks and uncertainties occur, or if the assumptions underlying any of these statements prove incorrect, then actual results may be materially different from those expressed or implied by such statements. We do not intend or assume any obligation to update any forward-looking statement, which speaks only as of the date on which it is made. Further details of potential risks that may affect Chrysler Group are described in Chrysler Group’s 2011 Annual Report on Form 10-K and its subsequent periodic reports filed with the SEC.

About Chrysler Group LLC

Chrysler Group LLC, formed in 2009 to establish a global strategic alliance with Fiat S.p.A., produces Chrysler, Jeep, Dodge, Ram, Mopar, SRT and Fiat vehicles and products. With the resources, technology and worldwide distribution network required to compete on a global scale, the alliance builds on Chrysler Group’s culture of innovation, first established by Walter P. Chrysler in 1925, and Fiat’s complementary technology that dates back to its founding in 1899.

Headquartered in Auburn Hills, Mich., Chrysler Group’s product lineup features some of the world’s most recognizable vehicles, including the Chrysler 300 and Town & Country, Jeep Wrangler, all-new Dodge Dart, Ram 1500, Jeep Grand Cherokee SRT8 and Fiat 500. Fiat contributes world-class technology, platforms and powertrains for small- and medium-size cars, allowing Chrysler Group to offer an expanded product line including environmentally friendly vehicles.

Contacts:

Media Inquiries		Investor Relations
Gualberto Ranieri	Shawn Morgan	Tim Krause
248.512.2226	248.512.2692	248.512.2923

# # #

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Attachment

These financial results are presented on a preliminary basis and will be superseded by the financial results included in Chrysler Group’s Annual Report on Form 10-K to be filed with the SEC for the period ended Dec. 31, 2012.

Table 1: Reconciliation of Net Income to Adjusted Net Income, Modified Operating Profit and Modified EBITDA

CHRYSLER GROUP LLC

($Mils)

	Q4 2012	Q4 2011	Q4 2012 B/(W) Q4 2011	FY 2012	FY 2011	FY 2012 B/(W) FY 2011
Net Income	378	225	153	1,668	183	1,485

Add:
Loss on Extinguishment of Debt	—	—	—	—	551	(551)

Adjusted Net Income	378	225	153	1,668	734	934

Add (Deduct):
Income Tax Expense	80	50	30	274	198	76

Net Interest Expense	256	272	(16)	1,050	1,199	(149)

Other Employee Benefit Gains \1	(2)	(38)	36	(34)	(170)	136

Restructuring (Income) Expenses, Net & Other	(1)	(1)	—	(46)	14	(60)

Modified Operating Profit	711	508	203	2,912	1,975	937

Add:
Depreciation and Amortization Expense \2	626	663	(37)	2,538	2,779	(241)

Modified EBITDA	1,337	1,171	166	5,450	4,754	696

\1	Includes interest cost, expected return on plan assets and amortization of unrecognized losses
\2	Excludes depreciation and amortization expense for vehicles held for lease

Table 2: Reconciliation of Net Cash Provided By (Used In) Operating and Investing Activities to Free Cash Flow

CHRYSLER GROUP LLC

($Mils)

	Q4 2012	Q4 2011	Q4 2012 B/(W) Q4 2011	FY 2012	FY 2011	FY 2012 B/(W) FY 2011
Net Cash Provided By Operating Activities	344	1,066	(722)	5,821	4,603	1,218

Net Cash Used In Investing Activities	(623)	(1,096)	473	(3,557)	(1,970)	(1,587)

Investing activities excluded from Free Cash Flow:
Change in Loans and Notes Receivables	(1)	(2)	1	(2)	(6)	4
Proceeds from USDART \3	—	—	—	—	(96)	96

Financing activities included in Free Cash Flow:
Repayments of Gold Key Lease Financing	—	(22)	22	(41)	(584)	543

Free Cash Flow	(280)	(54)	(226)	2,221	1,947	274

\3	U.S. Dealer Automotive Receivables Transition LLC

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Table 3: Reconciliation of Financial Liabilities to Gross Industrial Debt and Net Industrial Debt

CHRYSLER GROUP LLC

($Mils)

	Dec 31, 2012	Sept 30, 2012	Dec 31, 2011
Financial Liabilities	12,603	12,640	12,574

Less: Gold Key Lease obligations	—	—	(41)

Gross Industrial Debt	12,603	12,640	12,533

Less: Cash	(11,614)	(11,947)	(9,601)

Net Industrial Debt	989	693	2,932

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